Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 1700 K STREET NW WASHINGTON, DC 20006 O: (202) 973-8800 F: (866) 974-7329

September 24, 2024
BlackSky Technology Inc.
2411 Dulles Corner Park, Suite 300
Herndon, VA 20171
To Whom It May Concern:
We have acted as counsel to BlackSky Technology Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance by the Company of shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-267889), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus filed on December 13, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement dated September 24, 2024 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Act. The Prospectus Supplement relates to the offering by the Company of up to 11,500,000 shares of the Company’s Common Stock (the “Shares”) covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase 1,500,000 Shares. The offering and sale of the Shares are being made pursuant to the underwriting agreement, dated September 24, 2024 (the “Underwriting Agreement”), between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters listed in Schedule 1 to the Underwriting Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act.
We have examined copies of the Underwriting Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
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